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DallasNews Board Reiterates Recommendation that Shareholders Vote FOR the Hearst Merger

Hearst’s $16.50 All-Cash Offer Provides Certain Value and a 276% Premium Over the Closing Price Per Share of Series A Common Stock on July 9, 2025

Board Rejects Alden’s Latest Illusory and Non-Binding Proposal

DallasNews’ Largest Shareholder Reiterates Support for the Hearst Merger, Highlighting Exceptional Premium for Shareholders

DALLAS, September 18, 2025 – DallasNews Corporation (Nasdaq: DALN) (the “Company” or “DallasNews”), the holding company of The Dallas Morning News and Medium Giant, announced today that its Board of Directors (the “Board”), following consultation with the Company’s legal and financial advisors, has reviewed and rejected the revised, non-binding proposal (the “Revised Alden Proposal”) received on September 16, 2025, from MNG Enterprises, Inc., an affiliate of Alden Global Capital (“Alden”), to acquire all of the issued and outstanding shares of the Company’s common stock at $20.00 per share in cash, and has reaffirmed the recommendation that shareholders vote FOR approval of the Hearst Merger Agreement.

As previously announced, on July 9, 2025, DallasNews entered into a definitive agreement (as amended from time to time, the “Hearst Merger Agreement”) with Hearst, one of the nation’s leading information, services and media companies. Pursuant to the Hearst Merger Agreement, Hearst has agreed to acquire all of the issued and outstanding shares of the Company’s common stock at a price of $16.50 per share in cash, representing a premium of 276% over the $4.39 closing price per share of Series A Common Stock on July 9, 2025, the day before the transaction was announced. Hearst has publicly indicated that this represents their best and final offer.

John A. Beckert, Chairman of the Board, stated “the Board reiterates our support for the Hearst Merger and the significant and certain all-cash premium it offers to shareholders. We encourage all DallasNews shareholders to accept this best and final offer from Hearst and vote FOR this value creating proposal. Otherwise, DallasNews will remain a public company and its shares may return to their pre-announcement trading value of approximately $4 per share.”

Consistent with its fiduciary duties, the Board carefully reviewed the Revised Alden Proposal with the Company’s legal and financial advisors and determined it is not a superior proposal and not reasonably likely to lead to a superior proposal.

The Board also received a communication from its largest shareholder, Robert W. Decherd, who, collectively with his affiliates, controls more than 96% of the voting power of the Company’s Series B common stock and more than 50% of the combined voting power of the Company’s Series A and Series B common stock, which stated:

“I have of course seen Media News Group's latest letter to the Board increasing its conditional offer to $20 per share. Please know that I remain totally committed to the Hearst Merger. There is no circumstance under which I will change my mind, now or in the future. It is important to state that I have long since ceased to view my holdings in DallasNews Corporation as a financial asset. My sole objective is sustaining the journalistic quality and civic responsibility of The Dallas Morning News.

It is very clear to me that Hearst is not going to increase the price per share in the Merger Agreement. The Hearst offer provides all shareholders an exceptional premium over the DallasNews Corporation stock trading range of recent years while ensuring that The Dallas Morning News continues to produce distinguished journalism for Dallas and all of North Texas.”

About DallasNews Corporation

DallasNews Corporation is the Dallas-based holding company of The Dallas Morning News and Medium Giant. The Dallas Morning News, a leading daily newspaper, is renowned for its excellent journalistic reputation, intense regional focus, and close community ties. As a testament to its commitment to quality journalism, the publication has been honored with nine Pulitzer Prizes. Medium Giant, an integrated creative marketing agency with offices in Dallas and Tulsa, works with a roster of premium brands and companies. In 2024, the agency earned top industry recognition, winning an AAF Addy and the AMA DFW Annual Marketer of the Year Award for Campaign of the Year, along with six prestigious Davey Awards. Medium Giant is a wholly owned business of DallasNews Corporation. For additional information, visit mediumgiant.co.

Shareholder Contacts

D.F. King & Co., Inc.

Toll-free: 1-866-416-0577

DALN@dfking.com

Okapi Partners LLC

Toll-free: 1-844-343-2621

Info@okapipartners.com

Media Contact
Gagnier Communications
Riyaz Lalani / Dan Gagnier
DallasNews@gagnierfc.com